Exhibit A

Mr. Le also directly owns an employee stock option to purchase 65,000 shares of Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 65,000 shares subject to this option, 15,000 shares vested on November 22, 2021, 25,000 shares vested on November 22, 2022, and 25,000 shares vested on November 22,
2023.

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 40,000 shares subject to this option, 10,000 shares vested on February 23, 2022, 10,000 shares vested on February 23, 2023, 10,000 shares are scheduled to vest on February 23,
2024, and 10,000 shares are scheduled to vest on February 23, 2025.

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $404.60 per share and (ii) an expiration date of February 17, 2032. Of the 40,000 shares subject to this option, 10,000 shares vested on February 17, 2023, 10,000 shares are scheduled to vest on February 17, 2024, 10,000 shares are scheduled to vest on February 17, 2025, and 10,000 shares are scheduled to vest on February 17,
2026.

Mr. Le also directly owns an employee stock option to purchase 60,000 shares of Class A common stock with (i) an exercise price of $231.25 per share and (ii) an expiration date of September 13, 2032. Of the 60,000 shares subject to this option, 15,000 shares vested on September 13, 2023,
15,000 shares are scheduled to vest on September 13, 2024, 15,000 shares are scheduled to vest on September 13, 2025, and 15,000 shares are scheduled to vest on September 13, 2026.

Mr. Le also directly owns restricted stock units with the contingent right to receive 250 shares of Class A common stock. The 250 shares will vest on November
13, 2024.

Mr. Le also directly owns restricted stock units with the contingent right to receive 4,768 shares of Class A common stock. Of these 4,768 shares, 1,192 shares are scheduled to vest on June 5, 2024, 1,192 shares are scheduled to vest on June 5, 2025, 1,192 shares are scheduled to vest on June 5, 2026, and 1,192 shares are scheduled to vest on June 5, 2027.

Mr. Le also directly owns 9,537 performance stock units (PSUs) granted on June
5, 2023. Each PSU represents a contingent right to receive shares of Class A common stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq
Composite Index over a three-year performance period (June 1, 2023 to May 31,
2026). Vesting is subject to certification by MicroStrategy's Compensation
Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.